Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334 - 0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S    R E L E A S E

Date:	November 4, 2008
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES QUARTER SALES AND BACKLOG
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales for the three months ended October 31, 2008 of $439.2 million, down from $763.7 million last year.
RV sales were $331.2 million, down from $664.2 million last year and Bus sales were $108.0 million, up 8.5% from $99.5 million last year.
Backlog on October 31, 2008 was $381.2 million, down from $476.1 million last year. RV backlog was $124.5 million, down from $249.7 million last year. Bus backlog was $256.6 million, up 13.4% from $226.3 million last year.
Cash and investments on October 31, 2008 were approximately $286 million, up from $265 million last year. “Our strong balance sheet gives us a significant competitive advantage in these difficult times,” said Wade F. B. Thompson, Thor Chairman.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.